Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-128071
July 20, 2006


Final Term Sheet
John Deere Capital Corporation
$250 million Senior Notes due July 25, 2011

Issuer:                  John Deere Capital
                         Corporation
Senior Ratings:          A3 / A- (Positive/Positive)
Format:                  MTN Program
Par Amount:              $250,000,000
Pricing Date:            July 20, 2006
Time of First
Sale to Public:          12:45 p.m. EST
Settlement Date:         July 25, 2006 (T+3)
Maturity Date:           July 25, 2011
Reoffer Spread:          +69 bps
Benchmark Treasury:      5.125% Treasury Notes due
                         June 30,2011
Treasury Price:          100-16 1/4 or 100.5078%
Treasury Yield:          5.007%
Reoffer Yield:           5.697%
Coupon:                  5.650%
Reoffer Price:           99.798%
Coupon Payment Dates:    On the 25th of January and
                         July commencing on January
                         25, 2007 continuing to and
                         including the maturity Date
Daycount Fraction:       30/360
CUSIP:                   24422EQB8
Listing:                 None

Management Group

Joint Bookrunners:       Banc of America Securities
(35.0% each)             LLC
                         J.P. Morgan Securities
                         Inc.

Co-Managers:             BBVA Securities Inc.
(5.0% each)              BNP Paribas Securities Corp.
                         BNY Capital Markets, Inc.
                         HSBC Securities (USA) Inc.
                         Wachovia Capital Markets, LLC
                         Wells Fargo Securities, LLC
The issuer has filed a registration statement
(including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or 212-834-4533 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.